Exhibit 10.1

LeMaitre Vascular, Inc.

(the “Company”)

AMENDED AND RESTATED MANAGEMENT INCENTIVE COMPENSATION PLAN

Objective of Management Incentive Compensation Plan (the “Incentive Plan”):

•	Encourage participants to achieve goals intended to create value for the Company’s shareholders;

•	Encourage participants to work as a team to achieve the Company’s goals;

•	Provide incentives for participants to strive for achievement above and beyond the Company’s goals; and

•	Help attract and retain high quality senior management personnel.

Eligibility:

The Incentive Plan is intended for the “executive officers” of the Company, as such term is defined under Rule 3b-7 under the Exchange Act. Participants in the Incentive Plan are to be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion, except that all executive officers shall participate in the Incentive Plan.

Nature of Bonus Composition:

Bonus payments made under this Incentive Plan may be comprised of cash, stock, other form of security, or any combination thereof, as determined by the Compensation Committee in its sole discretion.

Annual Bonus Potential

Bonus levels are to be created on an individual basis by the Compensation Committee. Each year, the Bonus Potential shall be within the following ranges as a percentage of base salary plus Bonus Potential, at the discretion of the Compensation Committee:

	Target Bonus	Maximum Bonus
Chief Executive Officer	25-35%	35-45%
Other Officers	17-40%	40-50%

Quarterly Bonus Potential

The Compensation Committee may, from time to time establish quarterly bonus objectives and bonus potentials for executive officers other than the Chief Executive Officer. Such bonuses may be in addition to and not in substitution of the annual bonus potential. Quarterly bonus potential shall be in the range of $1,000 to $20,000 per executive officer per quarter.

Determination of Bonus Payments:

Bonus payments made to participants in the Incentive Plan will be based on a participant’s achievement of pre-defined objectives, including corporate objectives (such as net sales, operating income, gross profit and gross margin) and individual objectives (such as achievement of pre-defined marketing, regulatory, manufacturing, sale and/or general administrative objectives, as applicable). Corporate and individual objectives for the Chief Executive Officer will be determined and approved by the Compensation Committee. Corporate and individual objectives for other executive officers will be determined and approved by the Chief Executive Officer.

Minimum Achievement Level to Receive Bonus Payment:

Participants who achieve a pre-determined percentage of the pre-defined corporate and individual objectives will be eligible to receive 100% of their target bonus amount. Participants who achieve corporate and individual objectives in excess of this pre-determined percentage will be eligible to receive an additional bonus payment, up to a pre-defined maximum bonus amount, which may exceed the Bonus Potential amounts defined above.

Compensation Committee Discretion:

The Compensation Committee in its sole discretion shall have full discretionary power to administer and interpret the Incentive Plan, to establish rules for its administration, to establish corporate and individual goals as appropriate and to determine whether any proscribed goals have been achieved. The Compensation Committee may also elect to award bonus payments in amounts smaller than or greater than the bonus amounts that would otherwise be indicated by the Incentive Plan, in its sole discretion.

Timing of Payment:

Payments, if any, will be determined and paid by March 15th of the year following the year for which a bonus is earned. No payment will be made under the Incentive Plan unless the Compensation Committee first approves such payments or unless the payment does not involve any element of discretion. Unless otherwise provided in a written employment agreement, the participant must be in the continued employ of the Company at the time of bonus payment.

Taxes:

All payments are subject to the withholding of applicable taxes. Neither the Company nor any participant will have the right to accelerate or defer the delivery of any payments except to the extent permitted or required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company intends that all actions under the Incentive Plan comply with Section 409A and other applicable law. The Incentive Plan is intended to comply with the provisions of Section 409A and the Incentive Plan must, to the extent practicable, be construed in accordance Section 409A.

Administration:

The Incentive Plan is administered by the Compensation Committee. It does not represent an employment contract and shall not confer upon any participant any right with respect to continued employment. The Company reserves its right at any time to terminate any participant’s employment at any time free from any liability or claim under the Incentive Plan. The Incentive Plan can be cancelled, altered or amended by the Compensation Committee at any time for any reason, in its sole discretion.

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